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                                                                     EXHIBIT 5.2


                       NORTEL NETWORKS CAPITAL CORPORATION
                              NORTEL NETWORKS PLAZA
                                 200 ATHENS WAY
                         NASHVILLE, TENNESSEE 37228-1397



December 15, 2000

Nortel Networks Capital Corporation
200 Athens Way
Nashville, Tennessee
37228-1397

Dear Sirs:

RE: NORTEL NETWORKS LIMITED AND NORTEL NETWORKS CAPITAL CORPORATION REGISTRATION STATEMENT ON FORM S-3

I am Secretary of Nortel Networks Capital Corporation (the "Corporation"), a corporation organized under the laws of the State of Delaware, United States of America. This opinion is rendered in connection with the preparation and filing by the Corporation and Nortel Networks Limited ("Nortel") under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on December 15, 2000 (the "Registration Statement") related to the public offering of certain debentures, notes, bonds or other evidences of indebtedness of the Corporation ("Debt Securities") or of Nortel ("Nortel Debt Securities") under an Indenture (defined below) and warrant certificates ("Warrants") of the Corporation or Nortel evidencing the right to purchase the Debt Securities and Nortel Debt Securities, respectively, from time to time on terms determined at the time of sale up to an aggregate initial offering price of US$2,500,000,000, and guarantees ("Guarantees") of Nortel of the payment of the Debt Securities.

In rendering this opinion, I have examined:

(a)  the Registration Statement;

(b) the Indenture among the Corporation, Nortel, Citibank, N.A. (the "Trustee") dated as of December 15, 2000 (the "Indenture"); and



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(c)  the forms of Warrant Agreements (the "Warrant Agreements") between the
     Corporation and one or more banks or trust companies as warrant agent or agents,

and have made such inquiries and examined originals (or copies, certified or otherwise identified to my satisfaction) of such documents, corporate records, certificates of public officials and other instruments and made such investigations of law as I have deemed necessary or appropriate for purposes of this opinion letter. In such examinations, I have assumed the genuineness of all signatures, the legal capacity at all relevant times of any natural persons signing any documents, the authenticity of all documents submitted to me as originals, the conformity to authentic originals of all documents submitted to me as certified or true copies or as reproductions (including documents received by facsimile) and the truthfulness of all certificates of public officials and corporate officers. In addition, I have assumed and have not verified (i) the accuracy as to factual matters of each document I have reviewed (including, without limitation, the accuracy of any representations and warranties) and (ii) that the Debt Securities and Warrants will conform to the form thereof that I have reviewed and will be duly authenticated in accordance with the terms of the Indenture or the Warrant Agreement, as the case may be.

In expressing the opinion set out in paragraph 1 below with respect to the valid existence and good standing of the Corporation, I have obtained and relied upon a Certificate of Good Standing dated December 13, 2000 issued by Secretary of the State of the State of Delaware, and have assumed, with your concurrence, that such certificate evidences that the Corporation validly exists as of the date hereof.

The opinions expressed herein are subject to the following qualifications:

(a) enforceability of the Indenture, the Debt Securities, the Warrant Agreements and the Warrants, as applicable, may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws affecting the enforcement of creditors' rights generally;

(b) equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court of competent jurisdiction;

(c) the enforceability of the obligations of the Corporation under the Indenture, the Debt Securities, the Warrant Agreements and the Warrants, as applicable, is also subject to judicial application of foreign laws or foreign governmental actions affecting creditors' rights; and



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(d)  no opinion is expressed with respect to the enforceability of any provisions relating to indemnity or contribution.

On the basis of the foregoing, I am of the opinion that:

1. the Corporation has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware;

2. the execution and delivery of the Indenture by the Corporation have been duly authorized, the Indenture has been duly executed and delivered by the Corporation and duly qualified under the Trust Indenture Act of 1939, as amended, and, assuming the requisite corporate capacity and powers of and the due authorization, execution and delivery thereof by the other parties thereto, the Indenture is a valid, binding and enforceable agreement of the Corporation;

3. the execution and delivery of the Warrant Agreements by the Corporation have been duly authorized and, assuming due execution and delivery thereof by the Corporation and the requisite corporate capacity and powers of, and the due authorization, execution and delivery by, the warrant agent or agents named in the Warrant Agreements, such Warrant Agreements will constitute valid, binding and enforceable agreements of the Corporation;

4. the execution and delivery of the Debt Securities by the Corporation to be issued under the Indenture, excluding the Guarantees to be endorsed thereon, have been duly authorized and, upon execution and delivery, the Debt Securities, excluding the Guarantees to be endorsed thereon, will be duly issued and constitute valid, binding and enforceable obligations of the Corporation, entitled to the benefits of the Indenture; and

5. the execution and delivery of the Warrants have been duly authorized and, upon execution and delivery, the Warrants to be issued under the Warrant Agreements will be duly issued and will constitute valid, binding and enforceable obligations of the Corporation.

I am an attorney duly qualified to practice in the State of New York. The foregoing opinions are limited to the federal laws of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware at the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Validity of the Securities" in the Registration Statement and in the Prospectus which forms a part of the Registration



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Statement relating to the offer of the Debt Securities, the Nortel Debt
Securities, the Guarantees and the Warrants of up to an aggregate initial offering price of US$2,500,000,000 (which includes US$200,000,000 of debt securities and warrants to purchase debt securities of the Corporation or Nortel and US$500,000,000 of debt securities and warrants to purchase debt securities of Nortel currently registered for sale under existing Registration Statements on Form S-3) and any supplement or supplements to such Prospectus. By the giving of such consent, I do not admit that I am an expert with respect to any part of the Registration Statement, including this opinion as an exhibit, or otherwise, within the meaning of the term "Expert" as used in the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission issued thereunder.

This opinion letter is furnished in connection with the aforementioned Registration Statement.

Yours truly,


/s/ Roger A. Schecter
Roger A. Schecter
Secretary